EXHIBIT 1

AGREEMENT REGARDING JOINT FILING

The undersigned, the Ravich Revocable Trust of 1989, a California revocable trust, and Jess M. Ravich, an individual, hereby agree and acknowledge that the information required by the Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: July 3, 2003

RAVICH REVOCABLE TRUST OF 1989

/S/ JESS M. RAVICH
By: Jess M. Ravich, Trustee

/S/ JESS M. RAVICH
Jess M. Ravich